EXHIBIT 10.16

                             DISTRIBUTION AGREEMENT


This distribution agreement (the "Agreement") is made and entered into by and between:
L. MOLTENI & C. dei F.lli Alitti Societa di Esercizio S.p.A., a company existing and organized under the laws of Italy, with registered office at Strada Statale 67 (Localita Granatieri), Scandicci, Florence, Italy, represented by Mr. Federico Seghi-Recli, in his capacity as Managing Director, (hereinafter referred to as "MOLTENI");
                                                                 on the one part
                                       and
SAMARITAN PHARMACEUTICALS EUROPE S.A., a company existing and organized under the laws of Greece, with registered office at 41 Skoufa Street, Athens (Greece), represented by Dr. Christos Dakas, in his capacity as Managing Director, (hereinafter referred to as "SAMARITAN"), on the other part
(MOLTENI and SAMARITAN are herein jointly referred to also as the "Parties" and each individually as a "Party", as the case may be.)

                                     WHEREAS

A) MOLTENI is engaged in the manufacturing, marketing and distribution of pharmaceutical products worldwide and is, among others, holder of the relevant marketing authorizations of the Products (as defined hereinafter) in Italy and owner of the Trademarks (as defined hereinafter).
B) SAMARITAN is a company engaged in the distribution of pharmaceutical products in the Greek and Cypriot territory, is duly organized and qualified to performs all acts required herein and possesses the necessary organization, manpower and experience ensure the distribution of the Products (as defined hereinafter) in the Territory (as defined hereinafter) under the terms and conditions contained in this Agreement.
C) SAMARITAN wishes to be appointed as exclusive distributor of the Products in the Territory and MOLTENI intends to grant the exclusive distribution of the Products in the Territory to SAMARITAN, pursuant to the terms and Products in the Territory to SAMARITAN, pursuant to the terms and conditions set forth herein.
D) On 1 January 2007 the Parties entered into an agreement which governs the mutual obligations to keep confidential certain information disclosed under this Agreement (the "Confidentiality Agreement").

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 NOW, THERETOFORE, on the basis of the foregoing Recitals, which together with the Annexes attached hereto form an integral and essential part of this Agreement, and on the basis of the mutual obligations and conditions set forth herein, MOLTENI and SAMARITAN agree as follows.

1.             CERTAIN DEFINITIONS

(i) "Products" shall mean the pharmaceutical preparation or preparations for human use in the finished packaged form as described in Annex 1 attached hereto.
(ii) "Samaritan Group" shall mean any companies directly or indirectly controlled by SAMARITAN under paragraph 1, n.1 of article 2359 of the Italian Civil Code.
(iii) "Trademarks" shall mean the trademarks registered in the Territory as listed in Annex 2 attached hereto. (iv) "Marketing Year" shall mean a calendar year provided that the first Marketing Year shall run from 1
               January 2007
(v) "Price" shall mean the price to be paid for the supply of the Products from MOLTENI to SAMARITAN as set forth in Annex 3 attached hereto.
(vi)           "Territory" shall mean the Republics of Greece and Cyprus

2.             SUBJECT MATTER

2.1 MOTENI hereby grants to SAMARITAN, who hereby accepts, the exclusive right to import, promote, advertise, market and distribute (hereinafter, the "Selling Activities") the Products in the Territory, subject to the terms and conditions set forth in this Agreement.

2.2 In the light of the exclusive nature of the relationship set forth herein, for the duration of this Agreement, MOLTENI grants to SAMARITAN an exclusive right to use in the Territory the trademarks owned and registered by MOLTENI, as listed in Annex 2 attached hereto (hereinafter, the "Trademarks").

3.        MARKETING AUTHORIZATION

3.1 SAMARITAN and MOLTENI shall use their best effort to obtain the issuance of all approvals or authorizations that, pursuant to local regulatory authorities, may be necessary for the marketing of the Products in the Territory (each, a "Marketing Authorization"). In this respect, MOLTENI shall provide SAMARITAN with all necessary documentation (including but not limited to the pharmaceutical dossier of the Products).

32 SAMARITAN acknowledges that any and all rights deriving from the Marketing Authorization shall remain the exclusive property of MOLTENI. SAMARITAN acknowledges that any Marketing Authorization resulting from the registration process will be obtained in the name of MOLTENI and it will be sole proprietary of MOLTENI.

3.3 Upon request by MOLTENI, SAMARITAN shall promptly file with the competent authorities complete applications to obtain the required Marketing Authorization. All governmental costs and fees of such applications, if authorized in writing and in advance by MOLTENI, shall be borne by MOLTENI.

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3.4     Promptly after obtaining the Marketing Authorization, SAMARITAN shall provide MOLTENI with the original documentation containing the Marketing Authorization.

4. UNDERTAKINGS OF SAMARITAN

4.1 In addition to the other duties set out in this Agreement. SAMARITAN shall:
a) purchase the Products exclusively from MOLTENI, or from those persons or entities who MOLTENI may specifically authorize in writing, Under no circumstances whatsoever shall SAMARITAN have the right to purchase the Products from persons or entities to whom MOLTENI has given no specific written authorization;
b) market and distribute the Products exclusively in the Territory. Under no circumstances whatsoever SAMARITAN shall have the right to market or distribute, directly or indirectly, the Products outside the Territory. SAMARITAN shall promptly inform MOLTENI, in writing, of any request coming from any purchaser located outside the Territory;
c) market and distribute the Products exclusively under the Trademarks.
d) use its best reasonable commercial efforts to maximize sales in the Territory and to secure the proper use and efficient distribution of the Product in full adherence with all the local applicable regulations.
e) maintain at all times any required governmental, public health, import permits, licenses, approvals to the extent required to enable it lawfully to properly import Product and to perform Selling Activities in the Territory.
f) import and sell the Products in compliance with all applicable laws and regulations in the Territory.

4.2     Furthermore, SAMARITAN shall not:
a) manufacture, market or distribute, directly or indirectly, any pharmaceutical products and/or brands that may, directly or indirectly, be confused or be in competition with the Products; or
b) carry out, with respect to the Products, a sale policy different from the one set out under this Agreement.
c) be in any way, directly or indirectly, involved in or connected with the marketing and/or distribution in the Territory of other pharmaceutical products that either contain the same active pharmaceutical ingredients or have the same dosage form of the Products.
d) assign this Agreement, in whole or in part, without the prior written consent of
                 MOLTENI, provided, however that SAMARITAN may assign this Agreement, in whole or in part, to any companies of the Samaritan Group.

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5.       UNDERTAKINGS OF MOLTENI

5.1 In addition to the other duties set out in this Agreement, MOLTENI shall:
a) keep SAMARITAN informed of any changes in the composition of the Products as well as of any other matters pertaining to the use and efficacy of the Products.
b) be responsible for maintaining throughout the term of this Agreement all necessary marketing authorisations at the Products (including amendments and variations where necessary).
c) fill in all orders for the Products in a proper and accurate way, pursuant to the terms and conditions set forth in this Agreement.

5.2     Furthermore, during the term of this Agreement, SAMARITAN shall not:
a) authorize any other person to market the Products in the Territory; or
b) sell or supply the Products to any person or entity which informed MOLTENI of its intention to sell or market the Products in the Territory.

6.       PURCHASE OF THE PRODUCTS

6.1 During the term of this Agreement, SAMARITAN shall provide MOLTENI, on a quarterly basis, with a written 18 (eighteen) month rolling forecast, setting forth SAMARITAN'S estimated quantities of the Products to be purchased by SAMARITAN during the following 18 (eighteen) months. The first of such forecasts shall be submitted to MOLTENI at least 5 (five) months before the estimated date of launch of the Products.

6.2 SAMARITAN shall provide MOLTENI with written purchase orders for the Products at least 90 (ninety) days before the requested delivery date. No order for the Products shall be binding on MOLTENI unless MOLTENI accepts it in writing. All purchase orders provided by SAMARITAN to MOLTENI shall set forth for each and all Products, among other things,
        (i) quantity, (ii) price, and (iii) requested delivery date. MOLTENI will use reasonable commercial endeavour to accept and fulfill orders for the Product placed by SAMARITAN.
6.3 Every 3 (three) months during the term of this Agreement, SAMARITAN shall send to MOLTENI a detailed statement of the Products sold in the period, by the end of the following month. This statement will show the different presentation of the Products sold, using the latest data available and/or any other market information available to SAMARITAN (including IMS data).

7.      MINIMUM PURCHASE TARGETS

7.1 SAMARITAN undertakes to sell Products in compliance with the Minimum Purchase Targets as set forth in Annex 4 attached hereto. In the event that at the end of each Marketing Year, SAMARITAN failed to reach the Minimum Purchase Targets during the immediately preceding Marketing Year, MOLTENI shall have the right to terminate this Agreement with immediate effect. In each case, SAMARITAN shall not be held liable to pay damages to MOLTENI in respect of such termination as it is set out in this article and such termination shall be MOLTENI's sole remedy in respect of such breach. For the purposes of this article, SAMARITAN is deemed to have reached the Minimum Purchase Targets where it has placed orders with MOLTENI, in accordance with obligations of article 6 which, had they been accepted by MOLTEN1 would have brought SAMARITAN above the relevant Minimum Purchase Targets.

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8.       USE OF THE TRADEMARK

8.1 MOLTENI authorizes SAMARITAN to use the Trademarks as indicated under Annex 3 attached hereto in the Territory for the sole purpose of performing its obligations as distributor of the Products under this Agreement and for the sole period of this Agreement.

8.2 SAMARITAN expressly acknowledges that the use of the Trademark is limited to the sole purpose of performing its obligations as distributor of the Products in the Territory under this Agreement and that such use shall not grant SAMARITAN any greater title or right, including the rights as licensee and the right to register the Trademarks under its name or for its own benefit. SAMARMAN acknowledges that the Trademark shall remain the exclusive property of MOLTENI.

8.3 Upon termination or expiration of this Agreement or on final sale of Product, whichever is the latest, SAMARITAN will cease all use of the Trademark. SAMARITAN shall not make any use or take any action with respect to the Trademark to prejudice or infringe MOLTENI rights thereto including the use of any confusingly similar trademark and shall forthwith, upon objection by MOLTENI, desist from any use thereof or action therewith which is in violation of this Agreement.

8.4 SAMARITAN shall use its best efforts to preserve the commercial reputation, value and prestige of the Trademark. Therefore, SAMARITAN shall refrain from performing any activity that may be detrimental to the reputation, value and prestige of the Trademark.

8.5 SAMARITAN shall promptly and fully notify MOLTENI, in writing, (,)of any actual or threatened infringement of the Trademark which shall come to its attention, and shall assist MOLTENI, at MOLTENI's request and expenses, in taking all necessary steps to defend the rights of MOLTENI in relation to such infringement. MOLTENI reserves the right to take whatever action it deems necessary to protect its Trademarks, reputation or Products against imitations, counterfeiting and unfair competition. Any such action to be at MOLTENI`s expense. SAMARITAN shall give all reasonable assistance to MOLTENI in taking action against imitations, counterfeiting and unfair competition by others and will give MOLTENI written notice of all such conduct which comes to its attention.

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9.       REPRESENTATIONS AND WARRANTIES OF THE PARTIES

9.1 MOLTENI warrants that the Products will conform in all respects to the specifications of the Products as set out in Annex 1 attached hereto (including, for the avoidance of doubt, its packaging) and the provisions of all licenses applicable to the supply of the Products within the Territory.

9.2 MOLTENI further warrants that the Products, on the date of supply to SAMARITAN, will have at least seventy percent (70%) of its shelf-life unelapsed, unless otherwise agreed between the Parties.

9.3 MOLTENI represents to the best of its knowledge and belief and having made all due enquiry that the Products will not infringe any third party's intellectual property rights.

9.4 SAMARITAN represents to be fully qualified to perform all acts required under this Agreement, and to possess the necessary organization, manpower, and experience to ensure an accurate distribution of the Products in the Territory.

10.   INDEMNIFICATION

10.1 MOLTENI shall indemnify SAMARITAN and hold it harmless from any personal injury claims, demands, liability, suits or expenses of any kind arising out of damages to or defects in the Products or in the process of manufacturing the Products or transport of the Products.
10.2 Where SAMARITAN receives notice of any claim from a third party claiming infringement of that third party's intellectual property rights, SAMARITAN shall promptly inform MOLTENI thereof and MOLTENI, at its sole discretion, shall conduct any defense of such claim or suit at its own expense. MOLTENI shall hold SAMARITAN harmless from and against any loss, claim, damage, expense or liability resulting from such claim or infringement with the exception of lost future profits. In any such action that MOLTENI will decide to undertake in the Territory, SAMARITAN shall assist MOLTENI in any reasonable ways without, however, assuming any monetary obligation.

10.3 SAMARITAN shall hold MOLTENI harmless with respect to any claims by other persons who allege injury or loss as a result of SAMARITAN'S (a) "Selling Activities" (b) use of Products, or (C) as a result of any other action of SAMARITAN, in each case in violation of its covenants under this Agreement.

10.4 SAMARITAN shall hold MOLTENI harmless from and against any claim, damage, injury or loss whatsoever caused and resulting from SAMARITAN's performance of this Agreement and any commercial activity carried out by SAMARITAN not in compliance with local laws and regulations. In this respect, SAMARITAN shall insure itself against such risks, and provide adequate evidence of such insurance to MOLTENI upon request.

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11. PROMOTION ACTIVITY

11.1 During the period of September/October preceding each Marketing Year, SAMARITAN shall submit to MOLTENI the Products promotion and marketing program prepared and proposed by SAMARITAN for the following Marketing Year. Any promotional material (including advertising, technical information, promotional materials) which SAMARITAN intends to use for the Selling Activities of the Products shall be submitted to MOLTENI for prior written approval, it being understood that such materials shall be deemed approved unless MOLTENI notifies SAMARITAN in writing 10 (ten) working days after receipt of the materials that the materials are not acceptable.

11.2 All costs related to the promotional material prepared and used by SAMARITAN for the Selling Activities of the Products will be borne by SAMARITAN.

12. PRICES AND PAYMENT

12.1 As consideration for the supply of the Products SAMARITAN shall pay to MOLTENI the Price in compliance with the terms and conditions set forth in Annex 4 attached hereto.
12.2 Should any material changes of production cost and/or inflation rate occur after the first Marketing Year such as to increase the MOLTENI's cost by more than ten percent (10%), the Parties agree to negotiate in good faith a possible modification of Price, it being understood that MOLTENI shall make such information available to SAMARITAN in order to verify that such circumstances exist.

13. STOCK OF THE PRODUCTS

        SAMARITAN shall maintain adequate stock of the Products consistent with the forecasted demand of Products in the Territory and the purchase orders delivered to MOLTENI as provided herein. SAMARITAN use only wholesalers who maintain or shall have maintained in a suitable and authorized warehouse in the Territory, properly rotated stocks of Products under proper storage and security conditions that comply with international good manufacturing practices and in sufficient quantity to satisfy the reasonably anticipated market requirements of at least three months period subject to MOLTENI having accepted and fulfilled orders.

14. NON COMPETITION

        During the term of this Agreement and for an additional one year period, except for termination of this agreement by MOLTENI's fault, neither SAMARITAN nor any companies of the Samaritan Group shall be in any way involved or connected with the manufacture, sale, distribution or promotion in the Territory, either directly or indirectly, of Products which consist of the same active ingredient of the Product in any presentation and/or formulations whatsoever.

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15. CLINICAL TRIALS

 15.1 SAMARITAN shall not perform clinical trials on the Products without the prior written consent of MOLTENI.

 15.2 According to the European regulations in force, both parties shall report to each other promptly any information on adverse reactions attributable to the use of the Products following the S.O.P. hereby attached in Annex 5 attached hereto.

16.    TERM

16.1 This Agreement shall come into force on January 1, 2007 and shall remain in effect for a period of 4 (four) years. Thereafter, the Agreement will be automatically extended for consequent periods of 2
       (two) years each unless terminated by one of the Parties with a 6 (six) months prior written notice.

17 TERMINATION


 17.1 Either Party shall be entitled to terminate this Agreement at any time, in case the other Party materially breaches any of the terms and conditions of this Agreement, by giving notice of the breach to the Party in default. If the defaulting Party does not cure the breach within 30 (thirty) days after receipt of the notice, the Party who gave notice may terminate this Agreement upon the expiration of the 30 (thirty) day period without prejudice to such Party's claims for damages or indemnification for the losses incurred by reason of such breach of the Agreement.

 17.2 In the event either Party becomes the subject of proceedings involving bankruptcy, insolvency, moratorium of payment, reorganization or liquidation, or if either Party makes any assignment for the benefit of its creditors, then this Agreement may be immediately terminated by the other Party by written notice, without prejudice to its claims for damage, reimbursement or indemnification for losses incurred in by reason of such termination.

17.3 Each Party shall report promptly to the other Party any major or significant change in its legal or beneficial ownership. If the notified Party reasonably believes that such change is prejudicial to its interests or to the proper and efficient marketing of the Products and the beneficial ownership of more than fifty percent (50%) of any class of the shares of the first party has been transferred, the notified Party may terminate this Agreement by giving ninety (90) days prior written notice within thirty (30) days after it (,)is informed of the change of ownership. In such instance the terminating party shall not owe the other for any damages or indemnification whatsoever resulting from the termination. Transfers of shares from existing shareholders to relatives or trusts for the benefit of such relatives shall not constitute a change in ownership and will not require notification.

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17.4    Under article 1456 of the Italian Civil Code, MOLTENI shall be entitled to terminate the Agreement at any time, by giving written notice to SAMARITAN, in the event that at the end of each Marketing Year, SAMARITAN failed to reach the Minimum Purchase Targets during the immediately preceding Marketing Year.

17.5 Upon expiry or termination of this Agreement, SAMARITAN shall immediately:
o        cease to refer to itself as distributor of MOLTENI;
o cease to make any use of the Products, the samples and any promotional material concerning the Products;
o cease to use in any manner whatsoever the Trademark as well as all documents containing the Trademark, including but not limited to booklets, other branded material, packaging material or labels; and
o return to MOLTENI all the all confidential information as provided under the Confidentiality Agreement.

17.6 In addition to the preceding paragraph, upon expiry or termination of this Agreement, SAMARITAN shall immediately stop selling the Products and promptly deliver to MOLTENI a list of its inventory of Products. SAMARITAN must be able to fill orders received. Assuming that the inventory of Products is in sellable conditions, MOLTENI may, at its sole discretion, require SAMARITAN to:
o destroy such inventory of the Products, it being understood that MOLTENI shall reimburse SAMARITAN for these items at the price paid by SAMARITAN to MOLTENI plus eventual costs related to this operation, or
o deliver such inventory Product to MOLTENI or to a third party indicated in writing by MOLTENI, it being understood that MOLTENI shall reimburse SAMARITAN for these items at the price paid by SAMARITAN to MOLTENI plus eventual costs related to this operation, or
o grant to SAMARITAN a reasonable period of time for selling the remaining inventory of Products, and SAMARITAN shall promptly react accordingly.

18     FORCE MAJEURE

        Neither Party to this Agreement shall be liable for failure to perform if the failure is attributable to any cause which is reasonably beyond the party's control, including:

(a) war (declared or undeclared), riot, political insurrection, rebellion, revolution, terroristic acts;
(b) acts or orders of or expropriation by any government (whether de facto or de jure) prohibiting the import or export of the goods covered hereby imposing or rationing;
(c) inability to procure or shortage of supplies of necessary materials, equipment, or Production facilities;
(d)         quarantine restrictions;

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(e)         fuel shortage;
(f) strike lockout, or other labour troubles which interfere with the manufacture, sale or transportation of the goods covered hereby or with the supply of raw materials necessary for their Production;
(g) fire, flood, explosion, earthquake, tornadoes or other natural events.

19.         NOTICES

Any notice or communication to be given or any request to be made by either Party to the other pursuant to the provisions of this Agreement shall be given by sending such notice via registered mail to the following addresses, or to such other addresses each Party may have designated to the to the other in writing:

              a) As to MOLTENI:
              Address: Localita Granatieri Scandicci Firenze Italy Phone number: +39 055 7361226
              Fax number: +39 055 7361257
              To the kind attention of: Francesco Summo

              b) As to SAMARITAN
              Address: 41 Skoufa Street, Athens-106 73 Phone number: + 30 210 3392060
              Fax number: +30 210 3392062
              To the kind attention of: Dr. Christos Dakas

20.      MISCELLANEOUS

20.1 The relationship between the Parties is that of independent contractors and each Party agrees to conduct its affairs accordingly. Nothing in this Agreement or in the activities engaged in by MOLTENI or SAMARITAN hereunder shall create an agency, partnership, employment or joint venture relationship between the Parties.

20.2 English shall be the official version of the Agreement for the purpose of interpretation,

20.3 The failure of either Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

20.4 This Agreement constitutes the definitive agreement of the Parties on the subject matter hereof and supersedes, cancels and annuls all prior agreements, understandings and undertakings relating to the subject matter hereof. This Agreement shall not be modified or amended except by a written document signed by a duly authorized officer of the parties. There are no verbal agreements, warranties, representations or understandings affecting this Agreement and all previous or other negotiations, representations, and understandings between the parties are merges herein.

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 20.5   If any provision of this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not effect the other provisions of this Agreement, and all provisions not effected by such invalidity or unenforceability shall remain in full force and effect. The Parties agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible economic objectives of the invalid or unenforceable provision.
20.6 This Agreement shall be governed by and construed in accordance with the laws of Italy.
20.7 The Court of Milan shall have exclusive jurisdiction over any dispute arising out from or in connection with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in 2 (two) original copies by their duly authorized representatives, on the date written below.

L. MOLTENI & C. dei F .lli Alitti Societa di Esercizio S.p.A. Samaritan Pharmaceutical Europe SA Esercizio S.p.A.

By: /s/ Federico Seghi-Recli,                         By: /s/ Christos Dakas
Managing Director                                     Managing Director
-----------------------------                         --------------------------
Federico Seghi-Recli                                  Christos Dakas